Nationwide Variable Insurance Trust
Sub-Item 77C Exhibit:
Submission of Matters To A Vote of Security Holders
12-31-14 Annual Report

Meeting Date   September 3, 2014

Meeting Description

Matters Submitted to a Vote of Security Holders at a special meeting of shareholders held on September 3, 2014, shares were voted as follows on the proposal presented to the shareholders:

 To approve a subadvisory agreement between Nationwide Variable
 Insurance Trust, Nationwide Fund Advisors, and Nationwide Asset
 Management, LLC on behalf of each of the NVIT Cardinal Managed
 Growth Fund, NVIT Cardinal Managed Growth & Income Fund, NVIT
 Investor Destinations Managed Growth Fund and NVIT Investor
 Destinations Managed Growth & Income Fund.

NVIT Cardinal Managed Growth Fund
Cusip # 63868M167   63868M290

          Shares Voted

For       41,526,215.665

Against   734,122.526

Abstain   2,531,511.267

Total     44,791,849.458

NVIT Cardinal Managed Growth & Income Fund
Cusip # 63868M191   63868M282

          Shares Voted

For       19,938,967.248

Against   522,811.651

Abstain   1,842,540.116

Total     22,304,319.015

NVIT Investor Destinations Managed Growth Fund
Cusip # 63868M175   63868M274

          Shares Voted

For       25,573,712.169

Against   1,253,963.370

Abstain   1,646,069.489

Total     28,473,745.028

NVIT Investor Destinations Managed Growth & Income Fund
Cusip # 63868M183   63868M266

         Shares Voted

For      13,109,237.626

Against  855,175.937

Abstain  1,163,517.596

Total    15,127,931.159